Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

U.S. GOLD CORP.

and

GOLD KING ACQUISITION CORP.

and

NORTHERN PANTHER RESOURCES CORPORATION

and

RICHARD SILAS, as STOCKHOLDER REPRESENTATIVE

Dated as of August 10, 2020

Exhibit A	Articles of Merger

Exhibit B	Voting Agreement

Exhibit C	Company Amended and Restated Articles of Incorporation

Exhibit D	Company Bylaws

Exhibit E	Form of Leak Out Agreement

Exhibit F	Series H Convertible Preferred Stock of Parent

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on August 10, 2020, by and among U.S. Gold Corp., a Nevada corporation (“Parent”), Gold King Acquisition Corp., a Nevada corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, Northern Panther Resources Corporation., a Nevada corporation (the “Company”), and Richard Silas, in his capacity as stockholder representative (the “Stockholder Representative”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company have approved the Merger in accordance with the Nevada Revised Statutes (the “NRS”) and upon the terms and subject to the conditions set forth herein, in the Nevada Articles of Merger, (the “Articles of Merger”) in the form attached hereto as Exhibit A; and

WHEREAS, the stockholders of the Company (the “Stockholders”) have approved this Agreement, the Articles of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved by written consent pursuant to NRS Section 78.320(2), this Agreement, the Articles of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger; and

WHEREAS, on the date of this Agreement certain directors and officers of the Company have executed and delivered a voting agreement to the Parent in substantially in the form attached hereto as Exhibit B;

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.

THE MERGER

Section 1.01 Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with NRS Chapter 92A. At the Effective Time (as defined below), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Nevada under the name “Northern Panther Resources Corporation.”

Section 1.02 Effective Time. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Nevada in accordance with NRS Chapter 92A. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

Section 1.03 Closing. The closing of the Merger (the “Closing”) shall occur on the date of this Agreement (the “Closing Date”). The Closing shall occur at the offices of Haynes and Boone, LLP referred to in Section 9.02 hereof. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in Article VII will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

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Section 1.04 Certificate of Incorporation, Bylaws, Directors and Officers.

(a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, as amended by the Articles of Merger and as provided herein, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Articles of Incorporation.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit D hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

(c) Edward M. Karr shall be the President and sole director and Ted Sharp shall be the Secretary and Treasurer of the Surviving Corporation subsequent to the Closing Date until their respective successors shall have been elected or appointed and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation.

Section 1.05 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.06 Subscription Transaction. Immediately prior to the Closing, the Company shall (A) release, or obtain the consent of the applicable subscription holders necessary to release, the $2,500,000.00 held in escrow in connection with outstanding subscription receipts between the Company and the holders of such receipts, and (B) complete all other actions in order to effect all outstanding subscriptions for shares of common stock (the “Subscription Transaction”).

Section 1.07 Manner and Basis of Converting Shares.

(a) At the Effective Time:

(i) each share of common stock, par value $0.001 per share of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, $0.001 par value, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii) the shares of common stock, $0.001 par value, of the Company (the “Company Common Stock”) beneficially owned by the Stockholders of the Company (other than (A) shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the NRS and not withdrawn or otherwise forfeited and (B) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive (i) 581,053 share(s) of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) and (ii) 106,894 shares of Series H Convertible Preferred Stock par value $0.001 of Parent (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”), in such amounts as more specifically set forth on Schedule 1.07(a)(ii), which Parent Preferred Stock shall have substantially the rights, powers, preferences, privileges and restrictions set out in Exhibit F hereto and convert into Parent Common Stock on a 1 for 10 basis upon receipt of the approval (the “Parent Stockholder Approval”) by the requisite vote of the stockholders of the Parent (the “Parent Stockholders”) at the 2020 annual meeting of Parent Stockholders to be held on or about October 27, 2020 (the “Parent Stockholder Meeting”); and

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(iii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(c) Notwithstanding any contrary provisions of this Section 1.07, the Company may instruct Parent to allocate Parent Preferred Stock among the holders of the Company Common Stock other than based on a pro rata allocation; provided, that no holder of Company Common Stock approve such different allocation and each holder of Company Common Stock receives an equivalent amount of Parent Common Stock for any Parent Preferred Stock that it would have otherwise received but for any different allocation of Parent Preferred Stock contemplated hereby. This Section 1.07(c) shall have no force and effect if it would result in adverse tax consequence to the Company or Parent.

Section 1.08 Surrender and Exchange of Certificates.

Concurrent with or promptly after the Effective Time and upon (a) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed or upon receipt by the Parent of a list of Stockholders for whom shares of Company Common Stock held were un-certificated and (b) delivery of a Letter of Transmittal (as described in Article IV hereof), Parent shall issue to each record holder of Company Common Stock surrendering such certificate, certificates or affidavit and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Stock that such Stockholder shall be entitled to receive as set forth in Section 1.07(a)(ii) hereof. Until the certificate, certificates, affidavit or certified list of Stockholders is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.08 and Article IV hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Stock specified in Schedule 1.07(a)(ii) for the holder thereof or to perfect any rights of appraisal that such holder may have pursuant to the applicable provisions of the NRS.

Section 1.09 Parent Stock. Parent agrees that it will cause the Parent Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.07(a)(ii) to be available for such purposes.

Section 1.10 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the transactions contemplated hereby.

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Article II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

Section 2.01 Organization, Standing, Subsidiaries, Etc.

(a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Nevada and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Articles of Merger and to carry out the terms hereof and thereof. Copies of the Amended and Restated Articles of Incorporation and Bylaws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b) The Company has one wholly owned subsidiary, Western Panther Resources Corporation, a Nevada corporation (“WPRC”), which owns a 100% membership interest in Eagle Resources Management LLC, a Utah limited liability company (“ERM” and, together with WPRC, the “Company Subsidiaries”). Each of the Company Subsidiaries is a corporation or limited liability company, as applicable, duly organized and existing in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite power and authority (corporate and other) to carry on its business as presently conducted and to own or lease its properties and assets. Copies of the organizational documents of the Company Subsidiaries that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not been amended or repealed.

(c) Each of the Company Subsidiaries is wholly and directly or indirectly owned by the Company. Other than with respect to the Company Subsidiaries, the Company has no direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Other than with respect to the ownership interests disclosed in Section 2.01(b), no Company Subsidiary has any direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 2.02 Qualification. Each of the Company and the Company Subsidiaries is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company, or the Company Subsidiaries, taken as a whole (the “Condition of the Company”).

Section 2.03 Capitalization. The authorized and outstanding capital stock of the Company and the Company Subsidiaries is listed on Schedule 2.03. All of the outstanding capital stock of the Company and of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and none of such capital stock has been issued in violation of the preemptive rights of any natural person, corporation, business trust, association, limited liability company, partnership, joint venture, other entity, government, agency or political subdivision (each, a “Person”). The offer, issuance and sale of the authorized and outstanding shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Company Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law. Except as otherwise set forth in this Agreement or as disclosed in Schedule 2.03, the Company and the Company Subsidiaries have no outstanding options, rights or commitments to issue common stock or other Equity Securities (as defined below), and there are no outstanding securities convertible or exercisable into or exchangeable for common stock or other Equity Securities of the Company or the Company Subsidiaries or any equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or the Company Subsidiaries. For purposes of this Agreement, “Equity Security” shall mean any stock or other equity interest or similar security of an issuer or any security (whether stock, other equity interests, or Indebtedness for Borrowed Money (as defined below)) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock, other equity interests or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar equity security, or any such warrant or right.

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Section 2.04 Indebtedness. Except as provided in the Company’s Financial Statements (as defined below), the Company has no Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness that represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable. Furthermore, for purposes of this Agreement, “Indebtedness” shall mean any obligation of the Company which, under generally accepted accounting principles in the United Stated (“GAAP”), is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”), shall be deemed to be Indebtedness, even though such obligation is not assumed by the Company.

Section 2.05 Company Stockholders. Schedule 2.05 hereto contains a true and complete list of the names of the record owners of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number of securities held or to which such Person has rights to acquire. To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

Section 2.06 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Articles of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company (the “Company Board”), unanimously recommended by the Company Board to the Stockholders (the “Company Board Recommendation”), and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.02 and the Written Consent (as defined below) to be obtained by the Company in accordance with Section 6.06.

Section 2.07 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company or any Company Subsidiary required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 2.08 Compliance with Laws and Instruments. The business, products and operations of the Company and the Company Subsidiaries have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not cause the Company, or any Company Subsidiary, to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Amended and Restated Articles of Incorporation, Bylaws, or other governing documents of the Company, or any Company Subsidiary, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company, or any Company Subsidiary, is a party or by which the Company, any Company Subsidiary, or any of their respective properties are bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (c) will not result in the creation or imposition of any Lien upon any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation, Bylaws, or other governing documents, or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, any other material agreement or instrument to which the Company, or any Company Subsidiary, is a party or by which the Company, any Company Subsidiary, or any of their respective properties are bound or affected.

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Section 2.09 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.10 Broker’s and Finder’s Fees. No Person has, or, as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, any Company Subsidiary, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth in Schedule 2.10 hereto.

Section 2.11 Financial Statements. Parent has previously been provided with the Company’s and each Company Subsidiary’s (i) balance sheet (the “Balance Sheets”) as of July 15, 2020 (the “Balance Sheet Date”), and (ii) statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the period of inception to July 15, 2020. Such financial statements are collectively referred to as the “Financial Statements”. The Financial Statements (a) present fairly in all material respects the financial condition of the Company and the Company Subsidiaries at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (b) have been prepared by management on a consistent basis.

Section 2.12 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheets, (b) to the extent set forth on or reserved against in the Balance Sheets or the notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedule 2.12 hereto.

Section 2.13 Changes. Since the Balance Sheet Date and except as set forth on Schedule 2.13, neither the Company nor any Company Subsidiary has (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheets and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement, arrangement, policy, practice, commitment, contract or understanding, entered into any employment agreement, or established, amended, modified, or terminated any Employee Benefit Plan, except to the extent required to comply with applicable law, (i) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options, warrants, restricted stock, restricted stock units, stock appreciation rights, equity appreciation, phantom equity, or any other compensation in whole or in part by reference to, or otherwise based on its capital stock), (j) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (k) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (l) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (m) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (n) suffered any material loss not reflected in the Balance Sheets or its applicable statement of income for the period ended on the Balance Sheet Date, (o) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance, retention, termination pay, or similar payments or benefits to any present or former officer, director, employee, stockholder or consultant, (p) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate or (q) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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Section 2.14 Assets and Contracts.

(a) Schedule 2.14(a) contains a true and complete list of all real property owned or leased by the Company or any Company Subsidiary and of all tangible personal property owned or leased by the Company or any Company Subsidiary having a cost or fair market value of greater than $25,000. All the real property listed in Schedule 2.14(a) is owned or leased by the Company or a Company Subsidiary under valid deeds, leases, or other documents of a similar nature, enforceable in accordance with their terms, and there is not, under any such deed, lease, or other document any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or the applicable Company Subsidiary, and neither the Company nor any Company Subsidiary has received any notice or claim of any such default by the Company. Save as disclosed in Schedule 2.14(a), neither the Company nor any Company Subsidiary owns any real property.

(b) Except as disclosed in Schedule 2.14(b) hereto, neither the Company nor any Company Subsidiary is a party to any written or oral agreement not made in the ordinary course of business that is material to the Company or any Company Subsidiary. Except as disclosed in Schedule 2.14(b) hereto, neither the Company nor any Company Subsidiary is a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment or engagement of any officer, individual employee or other Person or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company or any Company Subsidiary to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) other than as set forth in Schedule 2.14(a) hereto, lease or agreement under which the Company or any Company Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $5,000 per year, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company, any Company Subsidiary, or any present or former officer, director or stockholder of the Company, or any Company Subsidiary, (viii) agreement obligating the Company or any Company Subsidiary to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act, (xi) collective bargaining agreement, or (xii) agreement providing for severance, retention, change in control payments, or similar payments or benefits. None of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.14(a) and 2.14(b) requires the consent of any of the parties thereto other than the Company or a Company Subsidiary to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby. For purposes of this Agreement, an “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

(c) The Company has made available to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.14(a) and 2.14(b), as well as any additional agreements or documents, requested by Parent or Acquisition Corp. The Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected. To the Company’s knowledge, all such contracts are valid and legally binding on each party thereto.

(d) The Company has made available to Parent and Acquisition Corp. (i) all information, data, geological and geophysical test results, maps and surveys in the possession of the Company or any Company Subsidiary that might reasonably be expected to be material to a prospective purchaser of the Company and its properties and business and the Company has not withheld from Parent or Acquisition Corp. any such information, data, test results, maps or surveys; and (ii) all current and historical reports regarding the Company’s, and each Company Subsidiary’s, ore reserves and resources and mine plans in the possession or control of the Company or any Company Subsidiary, all of which were prepared in good faith in the ordinary course of business.

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Section 2.15 Tax Returns and Audits.

(a) All required federal, state and local Tax Returns (as defined below) of the Company and each Company Subsidiary, if any, have been accurately prepared and duly and timely filed, and all federal, state and local Taxes (as defined below) required to be paid with respect to the periods covered by such returns have been paid. Neither the Company nor any Company Subsidiary is or has been delinquent in the payment of any Tax. Neither the Company nor any Company Subsidiary has had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s, or any Company Subsidiary’s, federal income tax returns have been audited by any governmental authority; and none of the Company’s, or any Company Subsidiary’s, state or local income or franchise tax returns have been audited by any governmental authority. The reserves for Taxes reflected on the Balance Sheets, if any, are and will be sufficient for the payment of all unpaid Taxes payable by the Company, or any Company Subsidiary, as of the Balance Sheet Date. Since the Balance Sheet Date, the Company and each Company Subsidiary have made adequate provisions on their books of account for all Taxes with respect to its business, properties and operations for such period. The Company and each Company Subsidiary has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company or any Company Subsidiary now pending, and neither the Company nor any Company Subsidiary has received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither the Company nor any Company Subsidiary is obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. Neither the Company nor any Company Subsidiary (i) is a party to, nor bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), and (ii) has any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

(b) For purposes of this Agreement, the following terms shall have the meanings provided below:

(i) “Tax” or “Taxes” shall mean (A) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (B) any liability for the payment of any amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (C) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B).

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(ii) Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

Section 2.16 Patents and Other Intangible Assets.

(a) The Company and each Company Subsidiary (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing, if any, used in or necessary for the conduct of its business as now conducted or proposed to be conducted without, to the knowledge of the Company, infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b) To the knowledge of the Company, the Company and each Company Subsidiary owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Intellectual Property”) required for or incident to the development, operation and sale of all products and services sold by the Company or any Company Subsidiary, free and clear of any right, Lien or claim of others. All Intellectual Property can and will be transferred by the Company, or applicable Company Subsidiary, to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company or applicable Company Subsidiary.

Section 2.17 Employee Benefit Plans; ERISA.

(a) The Company is not currently a party to, and at no time prior to the date of this Agreement has the Company ever sponsored, maintained, contributed to or been required to contribute to, or have any liabilities, contingent or otherwise, with respect to, any Employee Benefit Plan. “Employee Benefit Plan” means (i) all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code and all other incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, phantom equity, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten, or subject to ERISA), and any trust, escrow or other agreement related thereto, which currently is or was sponsored, established, maintained or contributed to or required to be contributed to by the Company or for which the Company has any liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Company or any ERISA Affiliate (defined below) has maintained or contributed to or been required to contribute to at any time or with respect to which the Company or any ERISA Affiliate has any liability, contingent or otherwise. “ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(b) Neither the Company nor any ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has any liability, contingent or otherwise, with respect to any (i) “multiemployer plan,” as that term is defined in Section 4001 of ERISA, or (ii) “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is or has been funded by, associated with or related to (x) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (y) a “qualified asset account” within the meaning of Section 419A of the Code.

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(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) “excess parachute payments” within the meaning of Section 280G(b) of the Code or (ii) the payment, vesting, or acceleration of any benefit or obligation to fund any benefit, assuming that no employee incurs a termination of employment or reduction in hours in connection with the transactions contemplated by this Agreement.

Section 2.18 Title to Property and Encumbrances. The Company and each Company Subsidiary has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except (i) as disclosed in Schedule 2.18, (ii) Permitted Liens (as defined below) and (iii) such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company or any Company Subsidiary in its business. Without limiting the generality of the foregoing, the Company and each Company Subsidiary has good and indefeasible title to all of its properties and assets reflected in the Balance Sheets, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases that are in full force and effect and that are not in default. For purposes of this Agreement, “Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company and the Company Subsidiaries that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company or the Company Subsidiaries in their business.

Section 2.19 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company and the Company Subsidiaries are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the business of the Company and the Company Subsidiaries.

Section 2.20 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary, or their properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Neither the Company nor any Company Subsidiary is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 2.21 Licenses. The Company and each Company Subsidiary possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company and each Company Subsidiary to engage in the business currently conducted by it, all of which are in full force and effect.

Section 2.22 Interested Party Transactions. Except as described on Schedule 2.22 annexed hereto, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or any Company Subsidiary or (ii) purchases from or sells or furnishes to the Company or any Company Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company or any Company Subsidiary is a party or by which it may be bound or affected.

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Section 2.23 Environmental Matters.

(a) To the knowledge of the Company, there has been no generation, use, handling, treatment, release, spill, migration, disposal, leak, dumping, discharging or emitting of any Hazardous Materials (as defined below) on, at, to or from any real property which the Company currently owns, operates or leases or during the time of such ownership, operation or lease, on, at, to or from any real property that the Company or any Company Subsidiary formerly owned, operated or leased, except in compliance with all applicable Environmental Laws (as defined below) and so as would not reasonably be expected to result in a material liability under Environmental Law.

(b) The business, products and operations of the Company and each Company Subsidiary are and have been in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company.

(c) There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests, investigations or notices of noncompliance or violation against or to the Company or any Company Subsidiary relating to any Environmental Law or Hazardous Materials; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company or any Company Subsidiary in connection with its business that would reasonably be expected to lead to any such demands, claims, investigations or notices against or to the Company or any Company Subsidiary, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Company.

(d) The Company and each Company Subsidiary (i) has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) has timely filed every report required to be filed, acquired all necessary certificates, approvals and Environmental Permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

(e) The Company and each Company Subsidiary holds all Environmental Permits, if any, required for the operations of its business as it is now conducted. Such Environmental Permits, if any, are final and non-appealable, and no action or proceeding is pending or, to the knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit. No action is required to transfer any such Environmental Permit as a result of the transactions contemplated by this Agreement.

(f) Neither the Company nor any Company Subsidiary has assumed, undertaken or provided an indemnity with respect to the liability of any other Person relating to Environmental Law or Hazardous Materials.

(g) The Company has made available to Parent and Acquisition Corp. (i) true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated pertaining to Hazardous Materials relating to the Company or any Company Subsidiary or their respective business, or concerning compliance with Environmental Laws and (ii) true and complete copies of all Environmental Permits, if any, or any reports required to be made or data required to be maintained under such Environmental Permits.

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(h) For purposes of this Agreement, the following terms shall have the meanings provided below:

(i) “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et. seq.; the National Environmental Policy Act, 42 U.S.C. §§4321 – 4370h; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. §§651 et. seq.; and the Federal Mine Safety and Health Act, as amended, 30 U.S.C. §§801 et. seq., as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation, orders, directives, agreements or policy relating to environmental matters, relating to the protection of human health and safety, the environment or environmentally sensitive areas, relating to the investigation, remediation or cleanup of substances in the environment, or relating to the reclamation or restoration of land or natural resources disturbed by or in conjunction with mining operations, as the same have been amended as of the date hereof. Environmental Laws shall include without limitation obligations under contracts or leases to reclaim or restore land or natural resources or to investigate, remediate, remove, or clean up any materials in the environment.

(ii) “Hazardous Material” shall mean any substance or material regulated because of its effect or potential effect on human health or the environment, or any substance of material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, per- or polyfluoroalkyl substances, polychlorinated biphenyls, petroleum hydrocarbons (or any fraction thereof), petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

(iii) “Environmental Permits” shall mean any permit, approval, identification number, license, registration and other authorization required under or issued pursuant to any applicable Environmental Law.

Section 2.24 Questionable Payments. Neither the Company, any Company Subsidiary, nor any director, officer or, to the knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company or any Company Subsidiary, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 2.25 Obligations to or by Stockholders. Except as set forth in Schedule 2.25 hereto, neither the Company nor any Company Subsidiary has any liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company or any Company Subsidiary.

Section 2.26 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

Section 2.27 Disclosure. There is no fact relating to the Company or the Company Subsidiaries that the Company has not disclosed to Parent and Acquisition Corp. in writing that has had or is currently having a material and adverse effect or, insofar as the Company can now foresee, will materially and adversely affect the Condition of the Company. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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Article III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. represent and warrant to the Company as follows. Notwithstanding anything to the contrary contained herein, disclosure of items in the Parent SEC Documents (as defined below) shall be deemed to be disclosure of such items for all purposes under this Agreement, including, without limitation, for all applicable representations and warranties of Parent and Acquisition Corp.:

Section 3.01 Organization, Standing, Subsidiaries, Etc.

(a) Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles of Incorporation and Bylaws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.

(b) In addition to Acquisition Corp., Parent has three wholly-owned subsidiaries, U.S. Gold Acquisition Corp., a Nevada corporation (“US Gold Acquisition”), Gold King Corp., a Wyoming corporation (“Gold King”) and 2637262 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario (“2637262”), which owns all of the issued and outstanding shares of Orevada Metals Inc., a Nevada corporation (“Orevada” and together with US Gold Acquisition, Gold King and 2637262, the “Parent Subsidiaries” and individually a “Parent Subsidiary”). Each of the Parent Subsidiaries is a corporation duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority (corporate and other) to carry on its business as presently conducted and to own or lease its properties and assets.

(c) Each of the Parent Subsidiaries is wholly and directly or indirectly owned by the Parent and except as otherwise disclosed in the Parent SEC Documents, neither Parent nor Acquisition Corp. has any subsidiaries (except for Parent’s ownership of the Parent Subsidiaries and Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of the Parent Subsidiaries and Acquisition Corp. free and clear of all Liens, and none of the Parent Subsidiaries nor Acquisition Corp. has any outstanding options, warrants or rights to purchase capital stock or other securities of Parent Subsidiaries or Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Article III to the “Parent” shall be treated as being a reference to the Parent and the Parent Subsidiaries taken together as one enterprise.

Section 3.02 Qualification. Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of Parent (the “Condition of the Parent”).

Section 3.03 Corporate Authority. Each of the Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. No other vote or corporate proceedings on the part of the Parent’s shareholders is necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Merger.

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Section 3.04 Broker’s and Finder’s Fees. No Person is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of the Merger Documents, or with respect to the consummation of the transactions contemplated thereby, except as set forth in Schedule 3.04 hereto.

Section 3.05 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, of which 2,919,867 shares are issued and outstanding as of the date hereof and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 1,300,000 are designated as Series A Convertible Preferred Stock, 400,000 shares are designated as Series B Convertible Preferred Stock, 45,002 are designated as Series C Convertible Preferred Stock, 7,402 are designated as Series D Convertible Preferred Stock, 2,500 are designated as Series E Convertible Preferred Stock, 1,250 are designated as Series F Preferred Stock, and 127 are designated as Series G Preferred Stock, and of which no shares are issued and outstanding. Except as set forth in Schedule 3.05(a) hereto, Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.

(b) The authorized capital stock of Acquisition Corp. consists of 10,000 shares of common stock, par value $0.001 per share (the “Acquisition Corp. Common Stock”), of which 10,000 shares are issued and outstanding. All of the outstanding Acquisition Corp. Common Stock is owned by Parent. All outstanding shares of the capital stock of Acquisition Corp. are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. Acquisition Corp. has no outstanding options, rights or commitments to issue shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp.

Section 3.06 Acquisition Corp. Acquisition Corp. is a wholly-owned Nevada subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by the Merger Documents and the other agreements to be made pursuant to or in connection with the Merger Documents.

Section 3.07 Validity of Shares. The shares of Parent Stock to be issued at the Closing pursuant to Section 1.07(a)(ii) hereof, when issued and delivered in accordance with the terms of the Merger Documents, shall be duly and validly issued, fully paid and non-assessable. Based in part on the representations and warranties of the Stockholders as contemplated by Article IV hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon consummation of the Merger pursuant to Section 1.07(a)(ii) will be exempt from the registration requirements of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

Section 3.08 SEC Reporting and Compliance.

(a) Parent is a reporting issuer under Section 13 and Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is not in default of any requirement of the Exchange Act or other regulatory requirements of the United States Securities and Exchange Commission (the “Commission”) or any applicable state securities regulators;

(b) Parent has made available to the Company true and complete copies of the registration statements, information statements, proxy statements, and other reports or notices (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading, nor any misrepresentation at the time of filing that has not been corrected since filing.

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(c) Parent is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

(d) The shares of Parent Common Stock are listed and posted for trading on the Nasdaq Capital market (“NASDAQ”) and no order ceasing or suspending trading in any securities of Parent is currently outstanding and no proceedings for such purpose are pending, or, to the knowledge of Parent, threatened. Parent has not taken any action which would be reasonably expected to result in the delisting or suspension of Parent Common Stock on or from NASDAQ and Parent is currently in compliance, in all material respects, with the rules and regulations of NASDAQ.

Section 3.09 Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (a) have been prepared in accordance with GAAP applied on a consistent basis and (b) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The annual financial statements included in Parent’s Annual Report on Form 10-K for the fiscal year ending April 30, 2020 were audited by Marcum LLP (for the fiscal year ended April 30, 2020) and KBL, LLP (for the fiscal year ended April 30, 2019), Parent’s independent registered public accounting firms.

Section 3.10 Governmental Consents; Listing Approvals. All material consents, approvals (including any required listing approvals under the rules and regulations of the NASDAQ), orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 3.11 Compliance with Laws and Other Instruments. Save as disclosed in the Parent SEC Documents, the business, products and operations of the Parent have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Parent. The execution, delivery and performance by Parent and/or Acquisition Corp. of the Merger Documents and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with the Merger Documents and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, (c) any order, judgment or decree of any court or (d) any provision of their respective charters or Bylaws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

Section 3.12 No General Solicitation. In issuing the Parent Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Stock by any form of general solicitation or advertising.

Section 3.13 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Parent and Acquisition Corp., and are enforceable against Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.14 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any Indebtedness, material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent Parent Financial Statements filed by the Parent (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

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Section 3.15 Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents or Schedule 3.15, Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.16 Tax Returns and Audits. Except as disclosed in the Parent SEC Documents, all required federal, state and local Tax Returns of the Parent have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid. The Parent is not or has not been delinquent in the payment of any Tax and the Parent has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Parent’s federal income tax returns have been audited by any governmental authority; and none of the Parent’s state or local income or franchise tax returns have been audited by any governmental authority. The reserves for Taxes reflected in the Parent Financial Statements, if any, are and will be sufficient for the payment of all unpaid Taxes payable by the Parent, as of the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, the Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Parent has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Parent is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. The Parent has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. The Parent (i) is not a party to, nor bound by or obligated under, any Tax Sharing Agreement, and (ii) has no potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

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Section 3.17 Assets and Contracts. All written or oral agreements or contracts not made in the ordinary course of business to which the Parent or Acquisition Corp. is a party or otherwise bound that are material to Parent or Acquisition Corp. (the “Parent Material Agreements”) have been disclosed in the Parent SEC Documents and each is valid, subsisting, in good standing and in full force and effect, enforceable in accordance with the terms thereof. The Parent and Acquisition Corp., as applicable, have performed all obligations (including payment obligations) in a timely manner under, and are in compliance with all material terms and conditions contained in each Parent Material Agreement and neither the Parent nor Acquisition Corp., as applicable, is in violation, breach or default nor has it received any notification from any party claiming that the Parent or Acquisition Corp. is in violation, breach or default under any Parent Material Agreement except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Parent and no other party, to the knowledge of the Parent, is in breach, violation or default of any material term under any Parent Material Agreement.

Section 3.18 Title to Property and Encumbrances. Save as disclosed in the Parent SEC Documents, the Parent has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except for Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Parent in its business. Without limiting the generality of the foregoing, the Parent has good and indefeasible title to all of its properties and assets reflected in the Parent Financial Statements, except for property disposed of in the usual and ordinary course of business since the Parent Balance Sheet Date and for property held under valid and subsisting leases that are in full force and effect and that are not in default.

Section 3.19 Condition of Properties. Save as disclosed in the Parent SEC Documents, all facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Parent are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the business of the Parent.

Section 3.20 Insurance. The assets of the Parent and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Parent has not failed to promptly give any notice of or present any material claim thereunder.

Section 3.21 Litigation. Save as disclosed in the Parent SEC Documents, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent, or its properties, assets or business, and after reasonable investigation, the Parent is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.22 Licenses. Save as disclosed in the Parent SEC Documents, the Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Parent to engage in the business currently conducted by it, all of which are in full force and effect.

Section 3.23 Environmental Matters. Save as disclosed in the Parent SEC Documents;

(a) To the knowledge of the Parent, there has been no generation, use, handling, treatment, release, spill, migration, disposal, leak, dumping, discharging or emitting of any Hazardous Materials on, at, to or from any real property which the Parent currently owns, operates or leases or during the time of such ownership, operation or lease, on, at, to or from any real property that the Parent formerly owned, operated or leased, except in compliance with all applicable Environmental Laws and so as would not reasonably be expected to result in a material liability under Environmental Law.

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(b) The business, products and operations of the Parent are and have been in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Parent.

(c) There are no material pending or, to the knowledge of the Parent, threatened, demands, claims, information requests, investigations or notices of noncompliance or violation against or to the Parent relating to any Environmental Law or Hazardous Materials; and, to the knowledge of the Parent, there are no conditions or occurrences on any of the real property used by the Parent in connection with its business that would reasonably be expected to lead to any such demands, claims, investigations or notices against or to the Parent, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Parent.

(d) The Parent (i) has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) has timely filed every report required to be filed, acquired all necessary certificates, approvals and Environmental Permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Parent.

(e) The Parent holds all Environmental Permits required for the operations of its business as it is now conducted. Such Environmental Permits are final and non-appealable, and no action or proceeding is pending or, to the knowledge of the Parent, threatened to revoke, modify or terminate any such Environmental Permit. No action is required to transfer any such Environmental Permit as a result of the transactions contemplated by this Agreement.

(f) The Parent has not assumed, undertaken or provided an indemnity with respect to the liability of any other Person relating to Environmental Law or Hazardous Materials.

Section 3.24 Questionable Payments. Neither the Parent, nor any director, officer or, to the knowledge of the Parent, agent, employee or other Person associated with or acting on behalf of the Parent, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.25 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” the Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

Section 3.26 Disclosure. There is no fact relating to the Parent that the Parent has not disclosed to the Company in writing or in the Parent SEC Documents that has had or is currently having a material and adverse effect or, insofar as the Parent can now foresee, will materially and adversely affect the Condition of the Parent. No representation or warranty by the Parent herein and no information disclosed in the schedules or exhibits hereto by the Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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Article IV.
ADDITIONAL REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE STOCKHOLDERS

Concurrent with or promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.07 hereof into the right to receive Parent Stock a letter of transmittal (“Letter of Transmittal”) that shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (a) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (b) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (c) whether such Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Stock in violation of the Securities Act or the securities laws of any state, (d) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Stock and has obtained any additional information that such Stockholder has requested, (e) such Stockholder acknowledges and agrees that the Parent Common Stock will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will remain “restricted securities” notwithstanding any resale within or outside the United States unless the sale is completed pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom, including in accordance with Rule 144 under the Securities Act (“Rule 144”), if available, (f) such Stockholder acknowledges that the Parent Common Stock will be subject to a minimum hold period of at least six months under Rule 144 from the date of issuance, (g) such Stockholder acknowledges that he, she or it has been advised to obtain independent legal and professional advice on the requirements of Rule 144, and that such Stockholder has been advised that resales of the Parent Common Stock may be made only under certain circumstances, (h) such Stockholder understands that to the extent that Rule 144 is not available, the Stockholder may be unable to sell any Parent Common Stock without either registration under the Securities Act or the availability of another exemption or exclusion from such registration requirements, and in all cases pursuant to exemptions from applicable securities laws of any applicable state of the United States, and (i) such Stockholder understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable U.S. state laws and regulations, the certificates representing the Parent Stock will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY AND ANY COMMON STOCK ISSUED UPON THE CONVERSION OF THE SECURITY EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDITION AND, ACCORDINGLY, THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY PERSON EXCEPT AS SET FORTH HEREIN. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

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Delivery shall be effected, and risk of loss and title to the Company Common Stock shall pass, only upon delivery to Parent (or an agent of Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.08 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants of each Stockholder, as contemplated by this Article IV.

Article V.
CONDUCT OF BUSINESSES of the Company PENDING THE MERGER.

Section 5.01 Conduct of Business. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(b) the business of the Company and each Company Subsidiary shall be conducted only in the ordinary course;

(c) the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Amended and Restated Articles of Incorporation or Bylaws except to effectuate the transactions contemplated hereby or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(d) the Company shall not, and shall cause each Company Subsidiary not to (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock, Equity Securities or any equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or any Company Subsidiary, except to issue shares of Company Common Stock in connection with any matter relating to the transactions contemplated hereby; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur any Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business or to effect the Merger; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(e) the Company shall preserve intact the business organization of the Company and the Company Subsidiaries, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(f) the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of the Company other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Notwithstanding anything to the contrary herein, in response to the receipt of a bona fide written Acquisition Proposal made after the date of this Agreement that does not result from a breach of this Section 5.01(f) by the Company and that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) constitutes or could reasonably be expected to lead to a Superior Acquisition Proposal (as defined below for purposes of this paragraph), the Company may (1) furnish information with respect to the Company to the Person making such Acquisition Proposal (provided, that (i) all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement that does not restrict the Company’s ability to comply with its obligations under this Section 5.01 and (2) participate in discussions and negotiations regarding the terms of such Acquisition Proposal and any definitive agreement related thereto. As used in this paragraph, “Superior Acquisition Proposal” shall mean a bona fide written Acquisition Proposal, which the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Acquisition Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Company Board, is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.01(g)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.01(f) by any representative of the Company or any of its Affiliates, in each case, at the Company’s direction, shall constitute a breach of this Section 5.01(f) by the Company. Except as set forth in this Section 5.01(f), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”);

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(g) Notwithstanding anything to the contrary herein, at any time prior to obtaining Stockholder approval, the Company Board may change the Company Board Recommendation if the Company has received a Superior Acquisition Proposal that does not result from a breach (other than an immaterial breach) of Section 5.01 by the Company and if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to change its recommendation in response to the receipt of such Superior Acquisition Proposal, would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable law; provided, however, that the Company Board may not change the Company Board Recommendation unless (1) the Company Board has provided prior written notice to Parent (a “Company Recommendation Change Notice”) that it is prepared to effect a change of the Company Board Recommendation at least five (5) business days prior to taking such action, which notice shall specify the basis for such intended action and, in the case of a Superior Acquisition Proposal, attaching the most current draft of any Company Acquisition Agreement with respect to such Superior Acquisition Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Acquisition Proposal, (2) during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its representatives negotiate in good faith with Parent and its representatives regarding any revisions to this Agreement that Parent proposes to make, and (3) at the end of such five (5) business day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to change the Company Board Recommendation would be inconsistent with its fiduciary duties under applicable law, and that the Acquisition Proposal still constitutes a Superior Acquisition Proposal;

(h) the Company shall not, and shall cause the Company Subsidiaries not to, enter into any new agreement or amend or modify any current agreements with any of its current or former officers or employees, grant any increases in the compensation or benefits of any of its officers and employees, or adopt, amend, modify or terminate any Employee Benefit Plan or any other employee benefit plan, agreement, arrangement, policy, practice, commitment, contract or understanding that would be an Employee Benefit Plan if in existence as of the date hereof; and

(i) the Company shall not, and shall cause the Company Subsidiaries not to, take any other action outside of the ordinary course of business.

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Article VI.
ADDITIONAL AGREEMENTS

Section 6.01 Access and Information. The Company, on the one hand, and Parent and Acquisition Corp., on the other hand, shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.01 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors or (c) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, further, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 6.02 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

Section 6.03 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for the Parent Common Stock, provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any such press release or public announcement prior to its release.

Section 6.04 Appointment of Directors and Officers. Immediately at the Effective Time, the Parent shall appoint or cause to be appointed George Bee as President of the Parent, provided that the officers and directors of the Parent prior to the Closing Date shall otherwise remain the officers and directors of the Parent after the Closing Date. Parent agrees to nominate George Bee and Robert Schafer (the “Company Designees”) and include such Company Designees among management’s nominees for election of directors at the Parent Stockholder Meeting (or alternative designee(s) specified in writing and delivered by the Stockholder Representative pursuant to the notice provisions contained herein at least ten (10) days prior to the scheduled mailing date of the Parent’s proxy materials to the Parent Stockholders for the Parent Stockholder Meeting). At the Parent Stockholder Meeting and thereafter, the election of members of the Board of Directors of the Parent (the “Parent Board”) shall be accomplished in accordance with the Bylaws of Parent and the rules of the Commission.

Section 6.05 Parent Stockholder Approval. Parent shall use its commercially reasonable efforts to obtain, at the Parent Stockholder Meeting, the requisite Parent Stockholder Approval for conversion of the Parent Preferred Stock into Parent Common Stock (the “Conversion”), in accordance with the applicable rules of the Commission and NASDAQ Rule 5635. Without limiting the generality of the foregoing, the Parent shall (a) include in the proxy materials submitted to the Parent Stockholders in connection with the Parent Stockholder Meeting an unanimous recommendation from the Parent Board that the Parent Stockholders approve the Conversion, and (b) deliver or caused to be delivered to the Company, on or before Closing, a voting agreement (in a form and substance mutually acceptable to the Company and Parent, acting reasonably) from each of the current directors and officers of the Parent agreeing to vote their respective Parent Common Stock in favor of the Conversion at the Parent Stockholder Meeting.

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Section 6.06 Company Written Consent. The Company shall, by not later than the fifth (5th) business day after the date of this Agreement, have obtained written consents from the Stockholders representing at least a majority of the outstanding shares of Company Common Stock approving this Agreement and the Merger (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation and shall be approved by Parent prior to distribution to the Stockholders (which approval shall not be unreasonably withheld or delayed). Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent. Promptly following, but in no event more than five (5) business days after receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder, if any, entitled to dissenter’s rights pursuant to NRS 92A.380. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously recommended the Plan of Merger in accordance with NRS 92A.120 and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with NRS 92A.120(7), NRS 78.320 and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to NRS 92A.430. The Stockholder Notice shall include therewith a copy of NRS 92A.300 to 92A.500, inclusive and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the 30-60 day period during which a Stockholder must demand payment for such Stockholder’s shares of Company Common Stock as contemplated by NRS 92A.430. All materials submitted to the Stockholders in accordance with this Section 6.06 shall be subject to Parent’s advance review and reasonable approval.

Article VII.
CONDITIONS TO PARTIES’ OBLIGATIONS

Section 7.01 Conditions to Parent and Acquisition Corp. Obligations. The obligations of Parent and Acquisition Corp. under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Parent:

(a) The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

(d) All consents or approvals required pursuant to Section 2.07 shall have been obtained.

(e) Parent and Acquisition Corp. shall have received the following:

(i) copies of resolutions of the Company Board and the Stockholders, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant thereto;

(ii) a certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Amended and Restated Articles of Incorporation and Bylaws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

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(iii) a certificate, dated the Closing Date, executed by the President of the Company certifying that (A) he has no knowledge of any plan to issue any securities of the Company or any Acquisition Proposal, and the Company has not entered into any agreement, written or oral, (y) to issue any securities of the Company or (z) entertain any Acquisition Proposal, except as described in this Agreement, (B) except for the filing of the Articles of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained and (C) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by any of the Merger Documents;

(iv) evidence as of a recent date of the good standing and corporate existence of (A) the Company, issued by the Secretary of State of the State of Nevada, (B) each Company Subsidiary, issued by the jurisdiction of its formation or incorporation, as applicable, and (C) evidence that the Company and each Company Subsidiary is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary;

(v) Leak Out Agreements in substantially the form attached hereto as Exhibit E from each of the Stockholders;

(vi) Evidence satisfactory to Parent and Acquisition Corp. that the Subscription Transaction has been completed; and

(vii) such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.01 as Parent or its counsel may reasonably request.

(g) The Written Consent shall have been obtained.

(h) Holders of no more than 1% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to NRS 92A.380 with respect to such shares of Company Common Stock.

(i) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time or both, could reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 7.01(i), “Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or any Company Subsidiary, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

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Section 7.02 Conditions to the Company’s Obligations. The obligations of the Company under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Company.

(a) The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to be performed or complied with by them on or before the Closing Date.

(c) The Company shall have received the following:

(i) copies of resolutions of Parent’s and Acquisition Corp.’s respective boards of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered by them pursuant thereto;

(ii) a certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Agreement and further certifying that the Articles of Incorporation and Bylaws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(iii) a certificate, dated the Closing Date, executed by the President or Chief Executive Officer of each of the Parent and Acquisition Corp., certifying that (A) except for the filing of the Articles of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained and (B) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by any of the Merger Documents;

(iv) evidence as of a recent date of the good standing and corporate existence of each of the Parent, the Parent Subsidiaries and Acquisition Corp. issued by the Secretary of State of the State of Nevada or such other governmental authority having jurisdiction and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary;

(v) the voting agreements from the current directors and officers of the Parent as contemplated in Section 6.05; and

(vi) such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(d) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.02 as the Company may reasonably request.

(e) No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

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(f) All consents or approvals required pursuant to Section 3.10 shall have been obtained.

(g) From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time or both, could reasonably be expected to result in a Parent Material Adverse Effect. For purposes of this Section 7.02(g), “Parent Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent or any Parent Subsidiary, or (b) the ability of the Parent or Acquisition Corp. to consummate the transactions contemplated hereby on a timely basis.

Article VIII.
TERMINATION PRIOR TO CLOSING

Section 8.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company, Acquisition Corp. and Parent;

(b) by the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) by the Company, in the event that the Company Board has changed the Company Board Recommendation with respect to a Superior Acquisition Proposal and shall have approved, and concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement providing for the implementation of such Superior Acquisition Proposal, so long as (i) the Company has complied in all material respects with its obligations under Section 5.01 and (ii) the Company prior to or concurrently with such termination pays to Parent an amount in cash equal to $375,000 (the “Company Termination Fee”) to an account designated in writing by Parent. The termination pursuant to this Section 8.01(c) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement until Parent is in receipt of the Company Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c) after the Written Consent is obtained;

(d) by Parent and Acquisition Corp. if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c), or (iii) in the event that the Company Board has changed the Company Board Recommendation; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(iii) after the Written Consent is obtained. If Parent terminates this Agreement pursuant to Section 8.01(d)(iii), the Company shall pay the Company Termination Fee to the account designated in writing by Parent no later than three (3) business days after the date of such termination by Parent;

(e) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company that prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry by any such court or governmental or regulatory agency; or

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(f) by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to August 14, 2020, for any reason other than delay or nonperformance of the party seeking such termination.

(g) by either the Company, on the one hand, or Parent or Acquisition Corp., on the other hand, if the Written Consent is not obtained within the time period set forth in Section 6.06; provided, that the Company may terminate this Agreement pursuant to this Section 8.01(g) only if the Company has fully performed its obligations under this Agreement to seek the Written Consent.

Section 8.02 Termination of Obligations. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the obligations under Section 6.01, Section 9.04 and Section 9.12; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 8.01 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

Section 8.03 Expense Reimbursement. If this Agreement is terminated (i) under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.01(c), or (ii) pursuant to Section 8.01(g), the Company shall reimburse Parent for its reasonable and documented out-of-pocket costs and expenses (including reasonable legal, accounting and other professional fees and expenses) incurred by it in connection with the transactions contemplated by this Agreement.

Article IX.
MISCELLANEOUS

Section 9.01 Stockholder Representative. By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(a) give and receive notices and communications;

(b) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement (including, without limitation, amendment of this Agreement on behalf of the Stockholders);

(c) enforce, at the Parent’s expense, Parent’s obligation to appoint George Bee as President of the Parent or nominate the Company Designees for election as directors of the Parent at the Parent Stockholder Meeting pursuant to Section 6.04;

(d) enforce, at the Parent’s expense, Parent’s obligation to seek Parent Stockholder Approval pursuant to Section 6.05;

(e) make all elections or decisions contemplated by this Agreement;

(f) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(g) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 9.01, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Stockholders, or by operation of law, whether by death or other event.

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The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s respective percentage of ownership in the Company immediately prior to the Effective Time (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Acquisition Corp. and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in this Section 9.01.

The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction in a final and conclusive, non-appealable judgment to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their respective percentage of ownership in the Company immediately prior to the Effective Time), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Stockholders, severally and not jointly (in accordance with their respective percentage of ownership in the Company immediately prior to the Effective Time).

Section 9.02 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery, sent by electronic transmission, or delivered by mail, certified return receipt requested and addressed to the following addresses:

(a)	If to Parent or Acquisition Corp.:

U.S. Gold Corp.
1910 E. Idaho Street, Suite 102-Box 604
Elko, NV 89801

	Attention:	Edward Karr, Chief Executive Officer
	E-mail:	ek@usgoldcorp.gold

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, NY 10112

	Attention:	Rick A. Werner and Greg Kramer
	E-mail:	rick.werner@haynesboone.com
greg.kramer@haynesboone.com

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(b)	If to the Company:

Northern Panther Resources Corporation
241 Ridge Street, Suite 210
Reno, Nevada 89501

	Attention:	Richard Silas, President

with a copy (which shall not constitute notice) to:

Gregory T. Chu, A Law Corporation
Suite 1604 – 1166 Alberni Street
Vancouver, B.C. Canada V6E 3Z3

	Attention:	Gregory T. Chu
	E-mail:	gtchu@telus.net

(c)	If to the Stockholder Representative:

Richard Silas
c/o Suite 615 – 800 West Pender Street
Vancouver, B.C. Canada V6C 2V6

E-mail: rsilas@gmail.com

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by electronic transmission, provided that such day in either event is a business day and the communication is so delivered or sent prior to 5:00 p.m. at the place of receipt on such day. Otherwise, such communication shall be deemed to have been given or made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given or made and to have been received on the fifth business day following the mailing thereof. Any party may from time to time change its address under this Section 9.02 by notice to the other party given in the manner provided by this Section. No party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

Section 9.03 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

Section 9.04 Expenses. Except as otherwise described herein, each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement. For greater certainty, the Company shall be entitled to deduct its legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement including, but not limited to, the acquisition of ERM and the Subscription Transaction from the net proceeds of the Company’s Subscription Transaction to a maximum of $100,000 prior to or concurrent with the Closing of the Merger.

Section 9.05 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

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Section 9.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 9.08 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

Section 9.10 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 9.11 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 9.12 Currency. All references in this Agreement to dollar ($) amounts are to lawful money of the United States of America unless otherwise indicated.

Section 9.13 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws, except that the applicable terms of Article I shall be governed by the NRS.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

U.S. GOLD CORP.

By:	/s/ Edward M. Karr
Name:	Edward M. Karr
Title:	Chief Executive Officer

ACQUISITION CORP.

GOLD KING ACQUISITION CORP.

By:	/s/ Edward M. Karr
Name:	Edward M. Karr
Title:	Chief Executive Officer

NORTHERN PANTHER RESOURCES CORPORATION

By:	/s/ Richard Silas
Name:	Richard Silas
Title:	President

STOCKHOLDER REPRESENTATIVE

By:	/s/ Richard Silas
Richard Silas
(in his capacity as Stockholder Representative and without individual or personal liability)

Signature Page to Agreement and Plan of Merger

Exhibit A

Articles of Merger

[omitted]

Exhibit B

Voting Agreement

[omitted]

EXHIBIT C

Company Amended and Restated Articles of Incorporation

[omitted]

EXHIBIT D

Company Bylaws

[omitted]

EXHIBIT E

Form of Leak Out Agreement

[omitted]

EXHIBIT F

Series H Convertible Preferred Stock of Parent

[omitted]